Exhibit 99.1

Contact:	Joseph S. Podolski President & CEO (281) 719-3447
Repros Therapeutics Inc. Reports First Quarter 2007 Financial Results
THE WOODLANDS, Texas — May 9, 2007 — Repros Therapeutics (NasdaqGM: RPRX) today announced financial results for the three-months ended March 31, 2007.
Financial Results
Total revenues for the three-month period ended March 31, 2007 were $318,000 as compared to $174,000 for same period in the prior year. Interest income increased 83% to $318,000 for the three-month period ended March 31, 2007 as compared to $174,000 for the same period in the prior year primarily due to an increase in marketable securities as a result of the completion of the Company’s follow-on public offering on February 5, 2007 in which the Company received approximately $33.0 million in net proceeds.
Research and development expenses, including contracted clinical activities, regulatory affairs and general research expenses increased 67% to $3.0 million for the three-month period ended March 31, 2007 as compared to $1.8 million for the same period in the prior year. The increase in R&D expenses for the three-month period ended March 31, 2007 is primarily due to an increase of $982,000 in our current clinical activities, an increase in personnel costs of $81,000, an increase in legal expenses of $58,000 and an increase of $46,000 in non-cash stock option compensation.
General and administrative expenses increased 54% to $941,000 for the three-month period ended March 31, 2007 as compared to $610,000 for the same period in the prior year. The increase in expenses for the three-month period ended March 31, 2007 as compared to the same period in the prior year is primarily due to an increase in non-cash stock compensation expense of $91,000, an increase in personnel costs of $67,000, an increase in investor relations costs of $59,000, an increase in strategic administrative fees of $40,000, an increase in professional services of $37,000 and an increase of $23,000 in costs associated with meeting the requirements of Section 404 of the Sarbanes-Oxley Act.
Net loss for the three-month period ended March 31, 2007, was ($3.7) million or ($0.31) per share as compared to a net loss of ($2.2) million or ($0.22) per share for the same period in the prior year. The increase in loss per share for the three-month period ended March 31, 2007 was primarily due to increased spending in our clinical development programs.
As of March 31, 2007, Repros had cash, cash equivalents and marketable securities of approximately $35.6 million as compared to $6.7 million at December 31, 2006 and had 12,774,295 shares of common stock outstanding on March 31, 2007. As of May 7, 2007 Repros had cash, cash equivalents and marketable securities of approximately $33.6 million.
- more -

Recent Corporate Activities
•	In April 2007, the Company announced final top-line results from its three-month U.S. Phase 2 study of Proellex™ for the treatment of uterine fibroids. This study demonstrated that treatment with Proellex resulted in a statistically highly significant improvement in symptoms associated with uterine fibroids and was generally well tolerated.

•	In February 2007, Repros completed its follow-on public offering of 2,610,000 shares of its common stock at a public offering price of $13.75 per share. The net proceeds to the Company from the sale of shares of its common stock in this offering were approximately $33.0 million.

•	In January 2007, Repros hosted a research and development day for the financial community in New York City, which focused on Repros’ clinical drug candidates, Proellex and Androxal™. This event is remains available on the Company’s website http://www.reprosrx.com at the “Presentations” tab under the subtitle, “Repros Therapeutics’ R&D Day Webcast, January 4, 2007.”
About Repros Therapeutics
Repros is engaged in the development of pharmaceutical products that address conditions of the male and female reproductive systems. Proellex, the Company’s lead compound, is a selective blocker of the progesterone receptor. The Company recently completed a U.S. Phase 2 clinical trial of Proellex for the treatment of symptoms associated with uterine fibroids, a condition that affects numerous women of childbearing age in the U.S. and results in a significant number of hysterectomies each year, and believes Proellex will enter Phase 3 studies in Q4, 2007 for such treatment. In addition, Proellex is being studied in a six-month European Phase 1/2 clinical trial for the treatment of symptoms associated with endometriosis, a condition that affects approximately 5.5 million women in the U.S. and Canada and believes Proellex will enter a U.S. Phase 2 study in Q3, 2007 for such treatment. Androxal, the Company’s other product candidate in late clinical development, is designed to restore normal testosterone production by the testes and is being tested in a non-pivotal U.S. Phase 3 clinical trial for the treatment of testosterone deficiency in men due to secondary hypogonadism. We intend to initiate our first U.S. pivotal Phase 3 clinical trial in Q4, 2007.
For more information, please visit the Company’s website at http://www.reprosrx.com.
Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros’ ability to have success in the clinical development of its technologies, the timing of enrollment and release of data in such clinical studies and the accuracy of such studies, limited patient populations of clinical studies to date and the possibility that final data may not be consistent with interim data, Repros’ ability to raise additional capital in a timely manner and on acceptable terms or at all and such other risks which are identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and Repros’ Quarterly Reports on Form 10-Q for the quarter ended March 31, 2007, as they may be updated by the Company’s Exchange Act filings from time to time. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
- more -

REPROS THERAPEUTICS INC. AND SUBSIDIARY
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)

	Three Months Ended
	March 31,
	2007	2006
	(Unaudited)	(Unaudited)
Revenues
Interest income	$318	$174

Total revenues	318	174

Expenses
Research and development	3,028	1,808
General and administrative	941	610

Total expenses	3,969	2,418

Net loss	$(3,651)	$(2,244)

Net loss per share	$(0.31)	$(0.22)

Weighted average shares used in loss per share calculation:
Basic	11,756	10,140
Diluted	11,756	10,140
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2007	2006
	(Unaudited)
Cash and cash equivalents	$4,592	$1,136
Marketable securities	31,033	5,600
Other currents assets	383	225
Fixed assets (net)	61	65
Other assets (net)	912	823

Total assets	$36,981	$7,849

Accounts payable and accrued expenses	$3,477	$4,059
Stockholders’ equity	33,504	3,790

Total liabilities and stockholders’ equity	$36,981	$7,849